EXHIBIT 10.2

           PARTICIPATION AGREEMENT BETWEEN DOLPHIN ENERGY CORPORATION
                   AND MARC A. BRUNER DATED FEBRUARY 23, 2005



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                             PARTICIPATION AGREEMENT

         This Participation Agreement (this "Agreement") is entered into this 23rd day of February, 2005, by and between Dolphin Energy Corporation, a Nevada corporation, with offices at 1331 Seventeenth Street, Suite 730, Denver, Colorado 80202 ("Dolphin"), and Marc A. Bruner ("Bruner"), c/o Patton Boggs LLP, 1660 Lincoln Street, Suite 1900, Denver, Colorado 80264. Dolphin and Bruner may be referred to herein individually as a "Party" and collectively as the "Parties."

                                    RECITALS:

A. Dolphin entered into that certain Lease Acquisition and Development Agreement, dated February 22, 2005, by and between Dolphin, as Buyer, and ATEC Energy Ventures, LLC ("ATEC") and Apollo Energy, LLC ("Apollo"), jointly as Seller (the "Dolphin/Apollo Agreement").

B. Bruner intends to enter into a proposed Lease Acquisition and Development Agreement, to be dated February 23, 2005, by and between Bruner, as Buyer, and ATEC and Apollo, jointly as Seller (the "Bruner/Apollo Agreement"). The Dolphin/Apollo Agreement and the Bruner/Apollo Agreement are referred to herein collectively as the "Apollo Agreements."

C. The Parties wish to set forth herein their agreement as to certain rights and obligations as between the Parties pertaining to the Apollo Agreements.

                                   AGREEMENT:

         NOW, THEREFORE, the Parties agree as follows:

         1. DEFINED TERMS. The terms defined in Apollo Agreements shall have the same meanings when used herein.

         2. INITIAL CAPITAL. Dolphin will deposit into escrow pursuant to the Dolphin/Apollo Agreement $7,000,000 and Bruner will deposit into escrow pursuant to the Bruner/Apollo Agreement $5,000,000 to acquire 4,000 Net Mineral Acres in Leases under the Apollo Agreements (the "Existing Leases"). Following such acquisitions, without further capital contributions under this Agreement, the Parties' undivided ownership interests in the Leases so acquired would be Dolphin 58?% and Bruner 41?%.

         3. BRUNER ADDITIONAL CAPITAL CONTRIBUTION. Bruner shall have the right, but not the obligation, to deposit into escrow on or before August 1, 2005, up to $25,000,000 (in addition to the $5,000,000 referred to in Section 2, above) to be used to increase Bruner's undivided ownership interest in the Existing Leases and/or to acquire an ownership interest in additional Leases or pay Project Costs.

         4. DOLPHIN ADDITIONAL CAPITAL CONTRIBUTION. Dolphin shall have the right, but not the obligation, to deposit into escrow on or before December 1, 2005 up to $3,000,000 (in addition to the $7,000,000 referred to in Section 2) to be used to acquire an undivided ownership interest in additional Leases or to pay Project Costs.

         5. ADJUSTMENT OF OWNERSHIP INTERESTS. It is the intent of the Parties that their respective undivided ownership interests be uniform in all of the Leases acquired pursuant to

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the  Apollo  Agreements.   Therefore,  by  way  of  example,  if  neither  Party
contributes into escrow any additional capital pursuant to Sections 3 or 4, their ownership interests in the Leases shall remain Dolphin 58?% and Bruner 41?%. Conversely, if they each contribute into escrow the maximum additional capital by the dates specified in Sections 3 and 4, above, their ownership interests in the Leases acquired pursuant to the Apollo Agreements shall be Dolphin 25% and Bruner 75%. Commencing January 1, 2006 and on each January 1 thereafter during the term of the Apollo Agreements, the Parties shall execute and file of record cross assignments to accurately reflect their ownership interests in the Leases.

         6. PROJECT COSTS. The amounts deposited into escrow and actually used to acquire Leases shall be the basis for each Party's ownership interest in the Leases. No such amounts shall be credited or used for operations. Each Party shall be responsible for its/his respective share of the cost of operations in accordance with the terms of the Operating Agreement, with such share based on the ownership interest at the time such cost is incurred.

         7. OPERATORSHIP. (a) Dolphin and Bruner (or his assignee) shall be jointly designated as Operator under the Apollo Agreements. Provided, however, for the first thirty-six (36) months of operations under the Operating Agreement, commencing on the effective date of the Operating Agreement, Bruner hereby assigns all his rights and obligations as operator, and Dolphin agrees to assume all rights and obligations as operator, under the Apollo Agreements, such that Dolphin shall be contract operator or sub-operator under the Operating Agreement.

             (b) Notwithstanding anything in the Operating Agreement to the contrary, Dolphin shall be entitled to a management fee of ten percent (10%) of its costs as Operator. Within sixty (60) days after the date of this Agreement, the Parties shall amend the Operating Agreement (including the COPAS) to provide for such fee.

             (c) At least thirty (30) days, but not more than sixty (60) days, prior to the end of such 36-month period, Bruner or Bruner's assignee shall have the right, but not the obligation, to provide written notice to Dolphin stating that Bruner (or his assignee) elects to replace Dolphin as Operator on the basis that Dolphin has not conducted operations on the Leases in a reasonable and prudent manner and in accordance with accepted industry standards. Said notice shall include the specific bases, including relevant documentation, supporting said determination. If Dolphin does not agree with such determination, the Parties shall submit the issue to binding arbitration before a three arbitrator panel (each Party selecting one arbitrator and the two arbitrators then selecting the third arbitrator) to be governed by the arbitration procedure set forth in the Definitive Agreement referred to in Section 8. If the Parties do not, for any reason, enter into the Definitive Agreement, the arbitration shall commence in Denver, Colorado, within sixty (60) days after Bruner's (or his assignee's) receipt of Dolphin's written objection to said determination, and shall be governed by the rules of the Judicial Advocacy Group.

         8. DEFINITIVE AGREEMENT. This Agreement sets forth the basic terms and conditions agreed to by the Parties concerning the subject matter referred to herein and shall be binding upon the Parties whether or not a definitive agreement supplementing and amending this Agreement is signed by the Parties; however, the Parties agree to use their best efforts to negotiate and sign by April 1, 2005, an agreement between the Parties (the "Definitive Agreement") that more fully sets forth the terms and conditions that will govern the relationship between the Parties during the term of one or both of the Apollo Agreements.

         9. BOARD APPROVAL. Notwithstanding anything in this Agreement to the contrary, Dolphin's rights and obligations under this Agreement are subject to approval by Dolphin's

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Board of Directors,  which shall be communicated to Bruner  no  later  than 4:00
p.m. (Mountain Time), February 24, 2005.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                       DOLPHIN ENERGY CORPORATION


/s/ MARC A. BRUNER                     By:   /s/ MARC BRUNER
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Marc A. Bruner, Individually              Marc E. Bruner, President






























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